Liberty Street Advisors, Inc. 125 Maiden Lane, 6th Floor New York, NY 10038 Ph: 212-240-9721 Fax: 212-233-0497

July 28, 2009
Mr. Stacey Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Expense Limitation and Reimbursements
Liberty Street Horizon Fund

Dear Mr. Hong:

Liberty Street Advisors, Inc. (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Liberty Street Horizon Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.25%, 1.50% and 2.00%, for Institutional Shares, A Shares and C Shares, respectively, for the period of August 31, 2009 through August 31, 2010.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on August 31, 2010.

Very truly yours,

Liberty Street Advisors, Inc.

By:           _/s/ Victor J. Fontana
Victor J. Fontana
Chief Operating Officer